UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of report (Date of earliest event reported):  June 24, 2009

LEAGUE NOW HOLDINGS CORPORATION
(Exact name of registrant as specified in its charter)

Florida	000-52191	20-35337265
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

4075 Carambola Circle North Coconut Creek, Florida 33066
(Address of principal executive offices) (Zip Code)

(954) 366-5079
(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

On June 24, 2009, League Now Holdings Corporation (“we” or the “Company”) entered into a binding letter of intent (the “Letter of Intent”) with Merit Times International Limited, a British Virgin Islands corporation (“Merit Times”).  Pursuant to the Letter of Intent, Merit Times and the Company will commence the negotiation and preparation of a definitive share purchase agreement (the “Definitive Agreement”) whereby the Company, Merit Times and the shareholders of Merit Times will complete a share exchange transaction (the “Transaction”) on or before December 31, 2009, subject to certain conditions precedent to the closing of the Transaction.  Pursuant to the Letter of Intent, Merit Times will become a wholly-owned subsidiary of the Company.

Merit Times is a company incorporated under the laws of British Virgin Islands. It operates business mainly through its subsidiary, Shandong MeKeFuBang Good Limited, a wholly foreign owned enterprise under the laws of China, and its affiliate, Shandong Longkang Juice Co., Ltd., a limited liability company under the laws of China (“Longkang Juice”).  Longkang Juice is a producer of fruit juice in China. It specializes in processing, producing and distributing a highly specialized pear juice, which is known for its exceptional taste, nutritional and medical benefits, and application in cosmetics, animal feed, baby food, and other products. Its products are distributed through out many of the provinces in China.

Item 9.01.  Financial Statements, Pro Forma Financial Information and Exhibits.

(a)  Financial Statements of Businesses Acquired.

None; not applicable.

(b)  Pro Forma Financial Information.

None; not applicable.

(c)  Exhibits.

Exhibit Number	Description

10.1	Letter of Intent for the Share Exchange Transaction between Merit Times International Limited and League Now Holdings Corporation, effective June 24, 2009.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

LEAGUE NOW HOLDINGS CORPORATION

Date: June 29, 2009	By:	/s/ James Pregiato
James Pregiato Chairman of the Board of Directors, Chief Executive Officer, Chief Financial Officer, Controller, Principal Accounting Officer